Exhibit 10.3

EXECUTION VERSION

TAX PROTECTION AGREEMENT

BY AND AMONG

MGM Resorts International,

MGM Growth Properties Operating Partnership, L.P.

AND

MGP BREIT Venture 1 LLC

DATED AS OF FEBRUARY 14, 2020

i

(g)	Jurisdiction and Venue	15
(h)	Construction; Interpretation	16
(i)	Notices	16
(j)	Severability	18
(k)	Extension; Waiver	18
(l)	Remedies	18
(m)	Further Assurances	19
(n)	Non-Recourse	19

ii

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of February 14, 2020 (the “Effective Date”), by and among MGP BREIT Venture 1 LLC, a Delaware limited liability company (the “Company”); MGM Resorts International, a Delaware corporation (“MGM”); and MGM Growth Properties Operating Partnership, L.P., a Delaware limited partnership (“MGP OP”). The Company, MGM and MGP OP are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the MGM, MGP OP, BCORE Windmill Parent LLC, a Delaware limited liability company (the “Blackstone Member”), and other parties thereto have entered into that Master Transaction Agreement dated as of January 14, 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Master Transaction Agreement”);

WHEREAS, the Closing under the Master Transaction Agreement is occurring on the Effective Date;

WHEREAS, pursuant to the Master Transaction Agreement, prior to the Closing, MGP OP caused Mandalay Bay Property Owner (as defined in the LLC Agreement) to borrow $1,304,625,000 pursuant to a third party bridge loan (the “Bridge Loan”), which Bridge Loan was secured by the Mandalay Real Property, and MGP OP caused Mandalay Bay Property Owner to distribute the proceeds of the Bridge Loan to MGP OP to repay a portion of certain existing debt of MGP OP;

WHEREAS, pursuant to the Master Transaction Agreement, on the Effective Date, immediately prior to the Closing, MGM caused MGM Grand Hotel, LLC, a Nevada limited liability company, to transfer to MGP OP 100% of the issued and outstanding limited liability company interests in MGM Grand Property Owner (as defined in the LLC Agreement) (the “MGM Contribution”);

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, MGP OP (or one of its Subsidiaries) transferred 100% of its issued and outstanding limited liability company interests in MGM Grand Property Owner and Mandalay Bay Property Owner to the Company in exchange for a combination of (i) the Protected Interest (to be held by MGP JV Investco 1 LLC, a Delaware limited liability company (the “MGP Member”) and direct or indirect wholly-owned Subsidiary of MGP OP) and (ii) cash (the “Contribution”);

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, the Blackstone Member contributed cash to the Company in exchange for the issuance of 49.9% of the issued and outstanding limited liability company interests in the Company (the “Interest Acquisition”);

WHEREAS, pursuant to the Master Transaction Agreement, the MGP Member and the Blackstone Member have entered into that certain Amended and Restated Limited Liability Agreement of the Company dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, the MGP Member and the Blackstone Member caused the Company (or one or more of its wholly-owned Subsidiaries) to obtain the Debt Financing and distribute a portion of the Debt Financing Amount (the “Debt Financing Distribution”) to MGP OP (or a direct or indirect wholly-owned Subsidiary thereof) and, in connection with the Debt Financing, MGM provided the Parent Debt Guaranty;

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, MGP OP caused a distribution of a portion of the proceeds received in the Debt Financing Distribution to MGM and issued additional MGP OP limited partnership units to MGM (or a direct or indirect wholly-owned Subsidiary thereof);

WHEREAS, in consideration for the agreement of MGM to make the MGM Contribution and MGP OP to make the Contribution, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions.

Capitalized terms employed herein and not otherwise defined shall have the meaning assigned to them in the LLC Agreement and the following capitalized terms shall have the following meanings:

(a)    “Accounting Firm” shall have the meaning set forth in Section 3(e).

(b)    “Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person. It is expressly agreed that, for purposes of this Agreement, none of MGP OP or its Subsidiaries shall be deemed to be an Affiliate of the MGM or any of its Subsidiaries (which are not also MGP OP’s Subsidiaries), and none of MGM or any of its Subsidiaries (which are not also MGP OP’s Subsidiaries) shall be deemed to be an Affiliate of MGP REIT or MGP OP or its Subsidiaries.

(c)    “Agreement” shall have the meaning set forth in the Preamble.

(d)    “Blackstone Member” shall have the meaning set forth in the Preamble.

(e)    “Breach” means a breach by the Company during the Protected Period of any of its obligations in Section 2.

(f)    “Bridge Loan” shall have the meaning set forth in the Recitals.

(g)    “Built-In Gain” means, with respect to any Protected Party, the gain that would be allocable to such Protected Party pursuant to Code Section 704(c) with respect to the Protected Properties if the properties were disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain; provided, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the fair market value of a Protected Property or any other assets of the Company after the Effective Date or any amount attributable to any depreciation or amortization of a Protected Property following the Effective Date, and shall be reduced as a result of MGP OP’s taxable transfer of Interests in the Company, or any other event that causes all or a portion of such Code Section 704(c) amount to be recognized, including any amortization of the Debt Financing. For purposes of calculating amounts due pursuant to Section 3(a), the Built-In Gain shall be calculated immediately prior to a Breach and with the adjustments stated above. For purposes of determining Built-In Gain with respect to a Protected Party, if a Protected Party holds its indirect interest in the Protected Properties through tiers of Pass Through Entities, Built-In Gain shall mean the gain that would be allocable to the Protected Party pursuant to Code Section 704(c) indirectly through such Pass Through Entities upon a taxable disposition of the Protected Properties, and, on the Effective Date, the Built-In Gain shall be the gain that would be allocable to the Initial Protected Parties pursuant to Code Section 704(c) indirectly through MGP OP upon a taxable disposition of the Protected Properties by the Company. In no event shall the Built-In Gain be greater than the gain that would be recognized by MGP OP upon a taxable disposition of the Protected Properties immediately before the Contribution.

(h)    “Chancery Court” shall have the meaning set forth in Section 6(g).

(i)    “Closing” shall have the meaning set forth in the Master Transaction Agreement.

(j)    “Code” means the Internal Revenue Code of 1986, as amended.

(k)    “Company” shall have the meaning set forth in the Preamble.

(l)    “Company Tax Audit” shall have the meaning set forth in Section 4(c)(i).

(m)    “Contribution” shall have the meaning set forth in the Recitals.

(n)    “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

(o)    “Debt Financing” shall have the meaning set forth in the Master Transaction Agreement.

(p)    “Debt Financing Amount” means the principal amount of the Debt Financing advanced at Closing.

(q)    “Debt Financing Distribution” shall have the meaning set forth in the Recitals.

(r)    “Event of Default” shall have the meaning set forth in the Lease.

(s)    “Effective Date” shall have the meaning set forth in the Preamble.

(t)    “Effective Tax Rate” means the highest combined marginal U.S. federal, state and local income tax rate applicable to a corporation resident in Nevada, taking into account the character and type of the income recognized for the taxable year in which the transaction giving rise to such taxes occurred as if the Protected Party was taxable as a corporation.

(u)    “Exempt Event” means any casualty (other than a Protected Casualty), condemnation, governmental taking, or other involuntary conversion of all or any portion of a Protected Property.

(v)    “Existing Property Debt” means the Debt Financing and any subsequent refinancing thereof, including a refinancing of any subsequent refinancing.

(w)    “First Post-Protection Period Refinancing” the first refinancing of Existing Property Debt by the Company or its Subsidiaries that occurs after the expiration of the Protected Period.

(x)    “Fundamental Transaction” means (i) a merger, consolidation or other combination of the Company with or into any other entity, (ii) a transfer of all or substantially all of the assets of the Company, (iii) any reclassification or recapitalization by the Company of its interests or an exchange of the outstanding equity interests of the Company resulting from a merger, consolidation, or other combination of the Company with or into any other entity, (iv) a conversion of the Company into another form of entity, or (v) any other transaction undertaken by the Company pursuant to which a Protected Interest is exchanged or is required to be exchanged for cash or equity in any other entity, in each case described in clauses (i)-(v), without the Consent or action of the Protected Party. For the avoidance of doubt, a Fundamental Transaction does not include (A) any transfer or disposition of any direct or indirect interest in the Company undertaken pursuant to a “fundamental transaction” with respect to MGP OP as described in the foregoing sentence if “MGP OP” is substituted in each place where “the Company” appears, (B) any transfer or disposition of any interest in MGP OP directly or indirectly held by a Protected Party or (C) a transfer of the Protected Interest by MGP OP not undertaken pursuant to a Fundamental Transaction.

(y)    “Increased Guaranty Costs Condition” means if the inclusion of the Parent Debt Guaranty in the First Post-Protected Period Refinancing would cause such proposed refinancing to violate applicable law or if the per annum interest rate payable under such a financing would be 200 basis points or more higher than a comparable financing that does not include a Parent Debt Guaranty.

(z)    “Initial Protected Parties” shall mean MGM and any of its Affiliates that directly or indirectly holds an interest in MGP OP, excluding, for the avoidance of doubt, MGP REIT.

(aa)    “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s economic entitlement, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement.

(bb)    “Interest Acquisition” shall have the meaning set forth in the Recitals.

(cc)    “Landlord” shall have the meaning set forth in the Lease.

(dd)    “Lease” shall have the meaning as set forth in the LLC Agreement.

(ee)    “LLC Agreement” shall have the meaning set forth in the Recitals.

(ff)    “Master Transaction Agreement” shall have the meaning set forth in the Recitals.

(gg)    “Member” or “Members” shall have the meaning set forth in the LLC Agreement.

(hh)    “MGP OP” shall have the meaning set forth in the Preamble.

(ii)    “MGP REIT” shall mean MGM Growth Properties LLC, a Delaware limited liability company.

(jj)    “Minimum Debt Amount” means initially the Debt Financing Amount. The Minimum Debt Amount shall be reduced dollar for dollar by any mandatory payments of principal arising under the terms of the Existing Property Debt, including, without limitation, any cash flow sweeps. If the Debt Financing is refinanced during the Protected Period, the issue price of the refinanced debt (as determined under Code Section 1273(b)) shall be at least equal to the outstanding principal balance of the Debt Financing immediately prior to such refinancing.

(kk)    “Nonrecourse Indebtedness” means the Debt Financing and any other indebtedness (i) that is “qualified nonrecourse financing” within the meaning of Code Section 465(b)(6) and a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.752-1(a)(2) (determined, in each case, without regard to the Parent Debt Guaranty) and (ii) with respect to which the lender permits a Parent Debt Guaranty. For the avoidance of doubt, indebtedness shall not fail to qualify as Nonrecourse Indebtedness because of a Permitted Guaranty or any acquisition of such indebtedness by a Protected Party or a related person within the meaning of Code Section 465(b)(3)(C); provided, that (x) in no event shall the Blackstone Member, the Company or any of their Affiliates be treated as such a related person for purposes of this definition and (y) during any period in which MGM does not Control MGP OP, MGP OP and its Affiliates shall not be treated as such a related person for purposes of this definition, in each of (x) and (y), other than as a result of any action taken after the Effective Date by MGM or its Affiliates that results in the Company becoming a related person within the meaning of Code Section 465(b)(3)(C).

(ll)    “Parent Debt Guaranty” means the guaranty by MGM of the Debt Financing executed at the Closing in accordance with the agreement attached as Exhibit H of the Master Transaction Agreement and any additional guaranty executed from time to time by MGM in connection with any Existing Property Debt incurred by the Company or its Subsidiaries on substantially similar terms to the initial guaranty executed by MGM at Closing (other than corresponding changes necessary to reflect the amount and terms of such new Existing Property Debt).

(mm)    “Party” or “Parties” shall have the meaning set forth in the Preamble.

(nn)    “Pass Through Entity” means a partnership, grantor trust or S corporation for U.S. federal income tax purposes.

(oo)    “Permitted Disposition” means a transfer by MGP OP (or any of its Subsidiaries treated as a disregarded entity for U.S. federal income tax purposes) of a Protected Interest to another Person pursuant to a nonrecognition provision of the Code.

(pp)    “Permitted Guaranty” means, with respect to any Person that is the guarantor, the collective reference to a guaranty of indebtedness or indemnity that provides for personal recourse to such Person for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property.

(qq)    “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

(rr)    “Prohibited Transfer” shall have the meaning set forth in Section 2(a)(i).

(ss)    “Protected Casualty” shall mean any casualty of all or any portion of a Protected Property that results in a taxable disposition of the Property solely because Landlord failed to make insurance proceeds available to Tenant in the manner required by the Lease.

(tt)    “Protected Interest” means (i) the initial Interest (and any portion thereof) received by MGP Member on account of the Contribution and (ii) any equity interests in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for the Protected Interest pursuant to a Fundamental Transaction with respect to which the tax basis in such equity interests is determined in whole or in part with reference to the transferor’s tax basis in such Protected Interest and (iii) any equity interest in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for a Protected Interest in a Permitted Disposition.

(uu)    “Protected Party” means each of (i) the Initial Protected Parties and (ii) any Person who holds an interest in MGP OP held by an Initial Protected Party (or a Subsidiary of an Initial Protected Party treated as a disregarded entity for U.S. federal income tax purposes) on the Effective Date and who acquired such interest from an Initial Protected Party or other Protected Party in an exchange (pursuant to a nonrecognition provision of the Code) in which such Person’s adjusted basis in such interest, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the previous Protected Party in such interest. Upon such transfer, the transferor Protected Party and transferee Protected Party shall use commercially reasonable efforts to promptly notify the Company of the identity of the transferee Protected Party and provide any information reasonably requested by the Company regarding the transactions in which such transferee became a Protected Party, as well as the impact of such transactions upon the Built-In Gain.

(vv)    “Protected Party Representative” shall have the meaning set forth in Section 6(b).

(ww)    “Protected Party Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(xx)    “Protected Period” means the period commencing on the Effective Date and expiring one hundred eighty (180) days after the ninth anniversary of the Effective Date.

(yy)    “Protected Property” or “Protected Properties” shall mean the Real Property or Real Properties, and any and all replacement property received in exchange for such Real Property pursuant (1) to Code Section 1031, (2) to Code Section 1033 or (3) to any other Code provision that provides for the nonrecognition of income or gain (including all subsequent replacements pursuant to such Code Sections).

(zz)    “Real Property” or “Real Properties” shall have the meaning assigned to the term “Property” and “Properties” as set forth in the LLC Agreement.

(aaa)    “Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

(bbb)    “Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(ccc)    “Tenant” shall have the meaning set forth in the Lease.

(ddd)    “TPA Claim Notice” shall have the meaning set forth in Section 3(d)(iii).

(eee)    “TPA Payment Amount” shall have the meaning set forth in Section 3(d)(iv).

(fff)    “TPA Payment Date” shall have the meaning set forth in Section 3(d)(iii).

(ggg)    “Transactions” shall have the meaning set forth in the Master Transaction Agreement.

(hhh)    “Transaction Documents” means the Master Transaction Agreement, the LLC Agreement, the Lease and any other document implementing the Transactions.

(iii)    “Treasury Regulations” means the income tax regulations under the Code, in final form, (i) where there is a reference to a specific regulation, as of the date hereof and (ii) in all other cases, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). For the avoidance of doubt, Treasury Regulations shall reference the proposed or temporary regulations only where expressly provided, and shall reference them as of the date hereof.

Section 2.    Protected Period Prohibited Activity.

(a)    Restrictions on Disposition of Protected Property.

(i)    Prohibited Transfers. Except as otherwise provided in this Section 2(a), during the Protected Period, the Company shall not and shall not permit: (i) a sale, transfer, exchange, or other disposition (including a Protected Casualty) of a Protected Property or any interest therein held by the Company directly or indirectly in a transaction that results in an allocation to any Protected Party of all or any portion of its Built-In Gain with respect to such Protected Property under Code Section 704(c) (including any portion thereof recognized under Code Section 704(c)(1)(B)), other than in an Exempt Event or (ii) effect a distribution (other than in connection with an Exempt Event) by the Company to any Member that results in the recognition of all or any portion of a Protected Party’s Built-In Gain with respect to a Protected Property under Code Section 737 (any such disposition under clause (i) or distribution under clause (ii) (other than a disposition or distribution described in Section 2(a)(ii) or Section 2(a)(iii)), a “Prohibited Transfer”).

(ii)    Replacement Property Transfers. The Company (or any of its Subsidiaries) may transfer a Protected Property without the consent of the Protected Parties if such transfer constitutes (I) a like-kind exchange of the Protected Property pursuant to Code Section 1031, or (II) an involuntary conversion of the Protected Property pursuant to Code Section 1033, in each case if, and only if, such a transfer described in either of the forgoing clauses (I) and (II) does not result in the recognition of any income or gain by any Protected Party.

(iii)    Permitted Transfer. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 721 without the consent of any Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by any Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the partnership interest received by the Company (or any of its Subsidiaries) becomes Protected Property.

(b)    Restrictions on Fundamental Transactions. During the Protected Period, the Company and its Subsidiaries shall not consummate or permit any Fundamental Transaction that results in a taxable disposition (in whole or in part) of a Protected Interest in the Company resulting in the recognition of income or gain by any Protected Party attributable to its Built-In Gain in a Protected Property.

(c)    Company Obligation to Maintain Nonrecourse Indebtedness.

(i)    During the Protected Period, with respect to the Protected Properties then held by the Company, the Company shall maintain, directly or indirectly, an amount of Nonrecourse Indebtedness secured by the Protected Properties or to which the Protected Properties are otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) (and which is not secured by any other property and to which no other property is subject for purposes of Treasury Regulations Section 1.752-3(a) other than personal property and intangible property in connection with the Protected Properties including any property securing the Debt Financing as of the Closing) not less than the Minimum Debt Amount.

(ii)    If, during the Protected Period, the Company refinances any Existing Property Debt (or other Nonrecourse Indebtedness) allocated to MGP OP (for purposes of Treasury Regulations Section 1.752-3(a)(3) or 1.707-5(a)(2)), the Company shall structure the transaction in a manner such that such Nonrecourse Indebtedness is replaced with other Nonrecourse Indebtedness treated as a continuation of the original Nonrecourse Indebtedness for purposes of Treasury Regulations Section 1.707-5(c) to the extent permitted by applicable law.

(iii)    If the Company incurs the First Post-Protection Period Refinancing, the Existing Property Debt incurred by the Company in connection with such First Post-Protection Period Refinancing shall be Nonrecourse Indebtedness unless the Increased Guaranty Costs Condition occurs. The Parties acknowledge that following the expiration of the Protected Period, the Company has no obligation to maintain any minimum amount of Nonrecourse Indebtedness and therefore, the maximum amount of indebtedness guaranteed under any Parent Debt Guaranty elected to be executed by MGM with respect to the First Post-Protection Period Refinancing shall be limited to the actual amount of Nonrecourse Indebtedness then maintained by the Company.

(d)    Breach of Lease; Control of Company by Protected Party. Notwithstanding the foregoing, in no event shall the Company be liable for any Breach if, (i) at the time of such Breach there is an Event of Default (as defined under the Lease) that has occurred and is continuing, or the Lease has terminated as a result of an Event of Default or (ii) the Breach arises from an action taken by the Company without the consent of the Blackstone Member in violation of Section 6.3.1(i) of the LLC Agreement at a time when MGM Controls, directly or indirectly, the Managing Member (as defined in the LLC Agreement) of the Company, including, without limitation, through its ownership of voting securities, partnership interests or other equity interests, in MGP OP and MGM Growth Properties LLC.

(e)    Consented Actions. The Company may take any action prohibited by the covenants contained in this Section 2 with the express written consent of the Protected Party Representative releasing the Company from liability for the specific breach of covenant from which such liability arises. For the avoidance of doubt, absent such express written consent, (i) any rights of the Company or the Members in the Transaction Documents to take any action that would give rise to a Breach (including, but not limited to, any right to transfer a Protected Property, repay debt, make tax elections or distribute casualty or condemnation proceeds) shall not release the Company from its obligations under this Agreement in respect of a Breach and (ii) the consent by the Protected Party Representative of an act by the Company that would give rise to a Breach shall not be interpreted as a waiver of any of any Protected Party’s rights under this Agreement unless such consent expressly references the Protected Parties, represented by the Protected Party Representative, releasing the Company from liability.

Section 3.    Indemnification; Liability.

(a)    Payment for Breach.

(i)    In the event of a Breach of Section 2(a), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of Built-In Gain recognized by such Protected Party multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(ii)    In the event of a Breach of Section 2(b), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iii)    In the event of a Breach of Section 2(c), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

In the event that multiple Breaches occur as a result of a single event, payments under this Section 3(a) shall be calculated in sequence for each such Breach. Any payments due under this Section 3(a) shall be paid in accordance with Section 3(d).

(b)    Exclusive Remedy. The parties hereto agree and acknowledge that the payment obligations of the Company pursuant to Section 3(a) hereof shall constitute liquidated damages for any Breach and shall be the sole and exclusive remedy of the Protected Parties for any such Breach. Without waiving any of its rights under any of the Transaction Documents, each Protected Party acknowledges and agrees that it shall have no right to initiate a claim for specific performance of the obligations under Section 2 of this Agreement.

(c)    Limitations.

(i)    Notwithstanding the foregoing and for the avoidance of doubt, no Breach shall be deemed to have occurred and the Company shall not be obligated to pay any Protected Party for the amount of any taxes payable by (or additional taxes payable by) such Protected Party as a result of any gain recognized, including any Built-In Gain, by such Protected Party to the extent any gain recognized is directly attributable to or resulting from or with respect to MGM’s termination of, reduction in, modification of, or failure to enter into, a Parent Debt Guaranty.

(ii)    For the avoidance of doubt, in the event of a Breach, none of the Protected Parties, MGP OP, or their Affiliates shall be obligated to enter into (or increase the amount of) any guaranty in order to mitigate any payments due under this Section 3.

(iii)    Notwithstanding any other provision of this Agreement to the contrary, the liability of the Company under Sections 3(a)(i), 3(a)(ii), and 3(a)(iii) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain with respect to the Initial Protected Parties as of the Effective Date and (y) the highest Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such highest Effective Tax Rate. An example of the foregoing limitation is set forth in Exhibit A.

(d)    Procedural Matters.

(i)    If a Breach has occurred, the Company shall provide to the Protected Party Representative and MGP REIT written notice of the event or transaction giving rise to such Breach as soon as reasonably practicable.

(ii)    The Company, MGP Member and MGP OP agree to provide any information reasonably requested by the Protected Party Representative in connection with any Breach.

(iii)    Not later than the date that is the later of: (i) thirty (30) business days after receipt by the Company of a written claim from MGM claiming that damages are due as a result of a Breach (a “TPA Claim Notice”) or (ii) the date on which the underlying tax payment (including estimated tax payments) is due (the “TPA Payment Date”), the Company shall make such payment, unless the Company disagrees with the computation of the amount required to be paid in respect of such Breach, in which event the parties shall negotiate in good faith to reach an agreement, and if the parties are unable to agree, the procedures in Section 3(e) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm or an agreement between the Company and the Protected Party Representative as to the amount required to be paid. Any such written claim shall set forth a detailed calculation of the amounts due to each Protected Party pursuant to Section 3(a) and shall provide the Company with such evidence or verification as the Company may reasonably require and the Protected Party Representative shall timely provide all information reasonably requested by the Company to determine the amount of the payment to be made.

(iv)    Any outstanding obligations of the Company pursuant to Section 3(d)(iii) as determined by agreement of the parties or determination by the Accounting Firm (the “TPA Payment Amount”) shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, from the applicable TPA Payment Date until the TPA Payment Amount (including any interest accrued thereon) has been paid in full.

(e)    Dispute Resolution.

(i)    If the Company and the Protected Party Representative are unable to agree as to whether a Breach has occurred or the calculation of the amounts due pursuant to Section 3(a), the dispute shall be submitted to a nationally recognized accounting firm selected jointly by the Company and the Protected Party Representative (the “Accounting Firm”). If the Company and the Protected Party Representative cannot jointly agree on an Accounting Firm, the Company, on the one hand, and the Protected Party Representative, on the other, shall each select a nationally recognized accounting firm and the two firms selected by the parties shall jointly select a third nationally recognized accounting firm. Together, the three accounting firms selected shall serve on a panel as the Accounting Firm.

(ii)    The Accounting Firm shall be instructed to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to whether a Breach has occurred and the amount of the damages payable pursuant to Section 3(a) shall be final, conclusive and binding on the Company and the Protected Parties. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Company, on the one hand, and the Protected Parties, on the other.

Section 4.    Tax Treatment and Reporting; Tax Proceedings.

(a)    Tax Treatment of Transaction .

(i)    For purposes of making any computations hereunder, absent (i) a determination to the contrary pursuant to Code Section 1313 or (ii) any change in law that applies prior to the reporting of the Transactions, the Parties shall treat the Transactions as follows: (1) pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2, the contribution by the Blackstone Member of cash to the Company and a contribution by MGP OP (through MGP Member) of the assets and liabilities of Mandalay Bay Property Owner and MGM Grand Property Owner as a transaction described in Code Section 721, (2) (A) the Debt Financing as a recourse liability (within the meaning of Treasury Regulations Section 1.707-5(a)(2) and 1.752-1(a)(1)) to the extent that, and in the amount with respect to which, MGM enters into and maintains the Parent Debt Guaranty with respect to the Debt Financing and (B) the distribution of the Debt Financing Distribution by the Company to MGP OP as a “debt-financed transfer” of liabilities pursuant to Treasury Regulations Section 1.707-5(b), but not in excess of the amount of the Debt Financing with respect to which MGM enters into and maintains the Parent Debt Guaranty, and (3) the assumption of the Bridge Loan by the Company upon the contribution of Mandalay Bay Property Owner to the Company as an assumption of “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6). Any references to an entity in this Section 4(a)(i) shall be interpreted to reference such entity’s regarded parent for U.S. federal income tax purposes (and applicable state and local income tax purposes) if such entity is treated as a disregarded entity for U.S. federal income tax purposes (and applicable state and local income tax purposes).

(b)    Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Without limiting the foregoing, neither MGP OP nor the Company makes any representation or warranty to any Protected Party providing that the Parent Debt Guaranty will be respected for federal income tax purposes such that the Debt Financing is treated as a recourse liability for which MGM bears the economic risk of loss for purposes of Section 752 of the Code or as causing MGM to be considered “at risk” with respect to the Debt Financing for purposes of Section 465 of the Code.

(c)    Tax Audits.

(i)    If the Company or MGP OP receives any claim, demand, assessment or other assertion that could (i) result in recognition of Built-In Gain by, or allocation of Built-In Gain to, a Protected Party, (ii) impact the allocation of liabilities to MGP OP (through the MGP Member), or (ii) impact the tax treatment of the Transactions (a “Company Tax Audit”), the Company, shall provide notice to the Protected Party Representative and MGP REIT, and the Protected Party Representative shall have the right to participate in such Company Tax Audit with respect to such matters, and the Company, shall not settle the applicable portion of any such Company Tax Audit without the consent of the Protected Party Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if and to the extent that the Company agrees in writing that the Protected Parties’ tax (including the amount of such tax) with respect to a matter is indemnified under Section 3 of this Agreement, the Protected Party Representative’s consent shall not be required to settle such matter.

(ii)    If any Protected Party receives any claim, demand, assessment or other assertion that could result in a tax liability giving rise to an indemnification obligation by the Company under Section 3(a) (a “Protected Party Tax Audit” or Company Tax Audit herein referred to as a “Tax Audit”), such Protected Party shall provide notice to the Company, and the Company shall have the right to participate in such claim, demand, assessment or other contest to the extent of the applicable portion that could result in an obligation of the Company under this Agreement, and such Protected Party shall not settle the applicable portion of any such claim, demand, assessment or other contest without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(iii)    Notwithstanding anything to the contrary herein, if any Tax Audit causes a change in the amount owed by the Company to any Protected Party pursuant to Section 3(a), then (i) if there is an increase in the amount owed by the Company to any

Protected Party, the Company shall pay to such Protected Party any incremental amount of damages resulting from such increase, or (ii) if there is a decrease in the amount owed by the Company to any Protected Party, such Protected Party shall pay to the Company any incremental decrease in the amount of damages previously paid to the Protected Party, in each case, as calculated pursuant to Section 3(a).

(d)    Change in Law. If, as a result of change in law or interpretation thereof, Built-In Gain or gain recognized pursuant to Code Section 731 would be recognized by any Protected Party absent a Breach, the parties hereto shall use commercially reasonable efforts to avoid or minimize the gain recognized by such Protected Party consistent with applicable law; provided that, the Company shall not be required to incur any unreimbursed costs or modify the economic arrangements of the parties and the Company shall have no obligation or liability to any Protected Party and/or its permitted successor-in-interest to the extent that the Company’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof.

(e)    Built-In Gain. On or before July 1, 2020, MGM shall provide to the Company (i) the Built-In Gain (and its relative allocation among (x) MGM and each of its Affiliates that are treated as a corporation or partnership for U.S. federal income tax purposes and is treated as directly holding an interest in MGP OP for U.S. federal income tax purposes (including through a chain of one or more disregarded entities) and (y) land, buildings and personal property, which shall be used by the Parties for tax reporting purposes) attributable to the Protected Properties, (ii) supporting documentation with respect thereto.

Section 5.    Company Tax Covenants.

(a)    Prohibited Actions. At all times on or after the Effective Date, the Company agrees for the benefit of the Protected Parties that it shall not take (and shall not permit to be taken) any action that results in a breach of the covenants in Section 9.6.5 of the LLC Agreement as it is reflected on the Effective Date.

(b)    Remedies. For the avoidance of doubt, Section 3(b) shall not apply to a breach of Section 5(a), and the Protected Parties shall be entitled to all remedies available in law or equity.

Section 6.    Transfers.

(a)    Assignment. Except as otherwise provided herein, (i) neither the Company nor MGP OP shall assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Protected Party Representative and (ii) no Protected Party may assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Company.

(b)    The Protected Party Representative. For the purposes of Sections 2(e), 3(d), 3(e), 4(c) and 6(a) of this Agreement, the Protected Parties shall be represented by a representative (the “Protected Party Representative”), which shall be authorized to act on behalf of all Protected Parties as set forth in this Agreement. Initially the Protected Party Representative shall be MGM. Upon a transfer by MGM (or any of its Subsidiaries treated as a disregarded entity for U.S. federal income tax purposes) of 100% of its interest in MGP OP to a Person that causes such Person to be treated as a Protected Party pursuant to the definition of Protected Party, MGM may designate such Person as a successor Protected Party Representative hereunder; provided, however, that (i) such Person is reasonably satisfactory to the Company and (ii) MGM shall not be replaced by such Person as Protected Party Representative unless such Person agrees in writing to assume the obligations of the Protected Party Representative under this Agreement.

Section 7.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

(b)    Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

(c)    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e)    Governing Law. All claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

(f)    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(g)    Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7(i). Nothing in this Section 7(g), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(h)    Construction; Interpretation. The term “this Agreement” means this Tax Protection Agreement together with the Schedules and Exhibits hereto (if any), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits (if any), and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

(i)    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

Copies of all notices to the Company shall be sent to Blackstone Member and MGP OP.

If to Blackstone Member, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

With a copy (which shall not constitute notice to Blackstone Member) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa and Erik Quarfordt

Email: gressa@stblaw.com and equarfordt@stblaw.com

If to MGP REIT or MGP OP, to:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: James C. Stewart

Email: JStewart@mgpreit.com

and

Conflicts Committee of the Board of Directors of MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: Thomas A. Roberts, Michael Rietbrock, and Robert Smith

Email: TAR@thomasaroberts.com, mike.rietbrock@gmail.com and bob.winston.smith@gmail.com

With a copy (which shall not constitute notice to MGP REIT or MGP OP) to:

Hogan Lovells US LLP

1999 Avenue of the Stars #1400

Los Angeles, CA 90067

Attention: Barry Dastin

Email: barry.dastin@hoganlovells.com

and

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Matt Thomson

Email: matt.thomson@hoganlovells.com

and

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

P.O. Box 951

Wilmington, Delaware 19801

Attention: Mark A. Morton and Thomas A. Mullen

Email: mmorton@potteranderson.com and tmullen@potteranderson.com

If to MGM, to:

c/o MGM Resorts International

6385 South Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy (which shall not constitute notice to MGM) to:

Email: legalnotices@mgmresorts.com

With copies (which shall not constitute notice to MGM) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, W. Michael Bond, Mark Schwed and Sachin Kohli

E-mail: michael.aiello@weil.com, michael.bond@weil.com, mark.schwed@weil.com and sachin.kohli@weil.com

(j)    Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k)    Extension; Waiver. Each Party may in a writing executed by such Party (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

(l)    Remedies. Except as otherwise expressly provided herein or in any Transaction Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

(m)    Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 7(m) shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Transaction Document, except to a de minimis extent.

(n)    Non-Recourse.

(i)    Notwithstanding anything to the contrary contained herein, the Initial Protected Parties’ direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Initial Protected Parties and the direct and indirect partners or members of Initial Protected Parties assume no personal liability for any obligations entered into on behalf of the Initial Protected Parties and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Initial Protected Parties under this Agreement.

(ii)    Notwithstanding anything to the contrary contained herein, the Company’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Company and the direct and indirect partners or members of the Company assume no personal liability for any obligations entered into on behalf of the Company and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Company under this Agreement.

(iii)    The provisions of this Section 7(n) shall survive the termination of this Agreement.

[Signatures Commence on Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MGM Resorts International

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Chief Corporate Counsel & Assistant Secretary

MGM Growth Properties Operating Partnership, L.P.

By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

MGP BREIT Venture 1 LLC

By:	MGP JV INVESTCO 1 LLC,
its managing member

By:	/s/ Andy Chien
	Name:	Andy Chien
	Title:	Authorized Representative